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                                                                    EXHIBIT 99.1
                                                                    ------------
Gaston Federal Bancorp, Inc.
245 West Main Avenue
P O Box 2249
Gastonia, North Carolina 28053-2249
FAX (704) 868-5226

PRESS RELEASE FOR IMMEDIATE RELEASE

CONTACT:
Kim S. Price
President and CEO
Gaston Federal Bancorp, Inc.
TEL: (704) 868-5200

GASTON FEDERAL BANCORP, INC. COMPLETES ACQUISITION OF INNES STREET FINANCIAL CORPORATION

     Gastonia, North Carolina. December 31, 2001. Gaston Federal Bancorp, Inc. (Nasdaq: GBNK), the holding company for Gaston Federal Bank, announced today that it has completed its previously announced acquisition of Innes Street Financial Corporation.

     Gaston Federal Bancorp, Inc. acquired all outstanding shares of Innes Street Financial Corporation, the holding company for Citizens Bank, Inc. Citizens Bank was merged into Gaston Federal Bank and is being operated as a division of Gaston Federal Bank.

     Innes Street stockholders will receive $18.50 in cash for each share of Innes Street stock they own. Innes Street stockholders will soon receive instructions by mail for tendering their shares of common stock in exchange for the cash payment.

     Gaston Federal Bank is a federal savings bank founded in 1904 and headquartered in Gastonia, North Carolina. With the acquisition of Innes Street, Gaston Federal's deposits will total approximately $356.7 million. Gaston Federal will operate nine branches and one loan production office, all in the central piedmont region of North Carolina. The acquisition results in Gaston Federal Bancorp, Inc. holding $460.0 million in assets and shareholders' equity of $41.6 million.

     Statements contained in this news release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Gaston Federal Bancorp, Inc. with the Securities and Exchange Commission from time to time.

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